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                                                                    Exhibit 99.1
KPMG PEAT MARWICK LLP
4200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402


                        INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
Green Tree Financial Corporation:

We have examined management's assertion about Green Tree Financial Corporation's (the Company) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the year ended December 31, 1997 included in the accompanying management assertion. Management is responsible for Green Tree Financial Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Green Tree Financial Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Green Tree Financial Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Green Tree Financial Corporation has complied in all material respects with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.




                                             /s/ KPMG Peat Marwick LLP

January 27, 1998